Exhibit 8.1

2800 JPMorgan Chase Tower, 600 Travis Houston, Texas 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com
:
January 14, 2011
Crestwood Midstream Partners LP
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel to Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by the Partnership of its common units representing limited partner interests (the “Common Units”). We have also participated in the preparation of the Partnership’s Registration Statement on Form S-3, dated January 14, 2011 (the “Registration Statement”) and related prospectus in connection therewith (the “Prospectus”).
     In connection therewith, we prepared the discussion set forth under the caption “Material Tax Considerations” in the Prospectus (the “Discussion”).
     We hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Locke Lord Bissell & Liddell LLP with respect to the matters set forth therein as of the date of the Prospectus, subject to the assumptions, qualifications, exceptions and limitations set forth therein, and excepting the representations and statements of fact of the Partnership and its general partner included in the Discussion, as to which we express no opinion.
     In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement and Prospectus, (ii) certain other filings made by the Partnership with the Securities and Exchange Commission (“SEC”) and (iii) other information provided to us by the Partnership and its general partner.
     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the use of our name in the Discussion in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ Locke Lord Bissell & Liddell LLP
LOCKE LORD BISSELL & LIDDELL LLP